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Exhibit 99.1

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                       ENVIRONMENTAL TECTONICS CORPORATION
                ANNOUNCES FOURTH QUARTER AND FISCAL 2004 RESULTS


Southampton, PA: May 28, 2004 - ENVIRONMENTAL TECTONICS CORPORATION (AMEX: ETC) (the "Company") today announced financial results for the fiscal fourth quarter and year ended February 27, 2004.

          For the fiscal fourth quarter ended February 27, 2004, ETC realized net income of $463,000, or $.06 per share (diluted), versus net income of $736,000, or $.10 per share (diluted) for the corresponding period of fiscal 2003. Sales for the fourth quarter of fiscal 2004 were $7,998,000, down $715,000 or 8.2% from the fourth quarter of fiscal 2003. Decreased sales were evidenced in all business groups except Aircrew Training Systems (ATS), which was up primarily in international sales.

         Gross profit for the fourth quarter increased by $323,000 or 8.6% over the corresponding fourth quarter of fiscal 2003 as the aforementioned sales decreases were completely offset by higher gross profit rates as a percent of sales for most business groups and the impact of a settlement on an international claim in the ATS group.

         For the fiscal year ended February 27, 2004, the Company experienced a net loss of $793,000, or $(.11) per share (diluted), versus net income of $2,493,000 or $.33 per share (diluted) for fiscal 2003. Sales were $25,995,000, a decrease of $17,128,000 or 39.7% from the prior year. Sales decreases were evidenced in entertainment (down $16,998,000), which suffered from the completion in fiscal 2003 of the Mission: Space project for Epcot Center in Orlando, Florida, (down $17,032,000), hyperbaric (down $1,519,000), on reduced effort on a large US government submarine decompression chamber project, and environmental (down $1,701,000), as fiscal 2003 included significant sales for large chamber projects in China. Providing partial offsets were increased domestic sales for sterilizers (up $1,662,000) and higher international ATS sales (up $1,702,000) primarily for International Logistics Services including upgrades and maintenance on various aeromedical equipment. Geographically, domestic sales were down $14,835,000 or 62.6% from fiscal 2003, primarily reflecting the decrease in entertainment sales; U.S. Government sales decreased to $1,717,000, as compared to $4,626,000 in fiscal 2003; and international sales, including those from the Company's foreign subsidiaries, were up $616,000 or 4.2% from fiscal 2003.

          Gross profit for the fiscal year ended February 27, 2004 decreased by $4,255,000 or 30.0% from fiscal 2003 reflecting the overall sales decrease which was only partially offset by a 5.3 percentage point increase in the gross profit rate as a percent of sales. Product development costs, both to enhance functionality of existing products and to develop product extensions, negatively impacted gross profit as these costs are primarily charged directly to the cost of sales for specific orders. The favorable rate as a percent of sales reflected higher rates in all business groups except environmental and entertainment, but the primary positive impact came from the ATS group which settled an international claim in the fiscal period.


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                             SELECTED FINANCIAL DATA

(THOUSANDS, EXCEPT SHARE
AND PER SHARE INFORMATION)                  FISCAL QUARTER  ENDED                   FISCAL YEAR  ENDED
                                         FEBRUARY 27,    FEBRUARY 28,       FEBRUARY 27,      FEBRUARY 28,
                                            2004             2003               2004               2003
Sales                                   $     7,998       $     8,713       $    25,995        $    43,123
Gross Profit                            $     4,096       $     3,773       $     9,943        $    14,198
Operating Income                        $       706       $     1,059       $       131        $     4,116
Pre-tax income/(loss)                   $       111       $       909       $    (1,605)       $     3,260
Minority interest                       $         6       $      --         $        (2)       $       (38)
Net income/(loss)                       $       463       $       736       $      (793)       $     2,493
Net income avail./(loss) applic.
     to common shareholders             $       463       $       736       $      (793)       $     2,493

EARNINGS PER SHARE
                  Basic                 $       .06       $       .10       $      (.11)       $       .35
                  Average shares          7,169,000         7,153,000         7,163,000          7,153,000
                  Diluted               $       .06       $       .10       $      (.11)       $       .33
                  Average shares          7,202,000         7,513,000         7,163,000          7,497,000






                   William F. Mitchell, ETC's President and Chairman, stated, "The results for fiscal 2004 reflected the negative impact of the following significant factors:

         o        unfavorable global economic and political conditions

         o a decrease in expected revenues from the Mission:Space project due to a reduction in scope of the project that is the subject of ongoing litigation with the customer

         o        increased product development costs

         o integration costs of new personnel in our environmental business

         o        higher costs of capital, and

         o        customer induced shipping delays.


                  However, despite the disruptions created by these conditions, ETC still managed to meet some important milestones in fiscal 2004. First and foremost, we successfully introduced our Advanced Tactical Flight Simulator to an array of US and international fighter pilots, US Congressmen and Senators, and foreign dignitaries. This technology, based on our high performance human centrifuge, allows a fighter pilot to practice air combat maneuvers such as dodging enemy missiles, ground fire and aircraft obstacles while experiencing the real life environment of a high G-force fighter aircraft. These flight trainers provide a low cost and extremely less risky alternative to actual air flight. We believe that armed forces agencies of various governments will appreciate the efficiency of these technologies, especially in this time of fiscal conservatism and budgetary constraints throughout the world.

                  Additionally, in the ATS line, we successfully integrated advanced spatial disorientation features into our Gyro-IPT and GAT line of disorientation and flight trainers.

                  Another milestone was achieved when we successfully launched our new line of entertainment products. In February 2004, our first offering, Wild Earth: African Plains was installed at the Whitaker Center in Harrisburg, PA. Also in April 2004, we obtained an order for four Monster Truck simulator rides from the Incredible Pizza Company. One of our goals this year is to expand on themes available family amusements.

                  Fiscal 2004 finally saw the culmination of many years of sales and marketing effort in the monoplace hyperbaric chamber line. We booked eight units from both domestic and international customers in the year and expect order flow to remain strong this year.

                  Our Advanced Disaster Management Systems (ADMS) line received a contract to supply an interactive, virtual-reality based airport ground vehicle driving simulator for Nashville International Airport and a contract to perform airport certification and emergency drill training at the Baltimore Washington International Airport.

                  Our sterilization division had a record sales year while our environmental business continued to expand.

                  Given the complexity of the global marketplace, it is always risky to predict when business momentum will accelerate, but I can say I have seen the first cautious signs that fiscal 2005 should be better than fiscal 2004 for our Company."

                  ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

                  This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and
Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may","will","should',"could","would","expect","plan","anticipate","believe",
"estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 27, 2004.


Contact: Duane D. Deaner, CFO    TEL: 215-355-9100(ext. 1203)  FAX: 215-357-4000
                 ETC-INTERNET HOME PAGE: http://www.etcusa.com